Exhibit 1

Jinpan International Limited

Announces Completion of Merger

Carlstadt, N.J., April 18, 2016 - Jinpan International Limited (Nasdaq: JST), a leading designer, manufacturer, and distributor of cast resin transformers, today announced the completion of the merger contemplated by the previously announced agreement and plan of merger dated as of January 24, 2016 (the “Merger Agreement”), by and among the Company, FNOF E&M Investment Limited (“Parent”) and Silkwings Limited. As a result of the merger, the Company became a wholly owned subsidiary of Parent.

Under the terms and conditions of the Merger Agreement, which was approved by the Company’s shareholders at an general meeting held on April 18, 2016, each of the Company’s common shares issued and outstanding immediately prior to the effective time of the merger has been cancelled in exchange for the right to receive US$6.00 per share in cash and without interest, except for the excluded shares (the “Excluded Shares”), which include (i) common shares beneficially owned by Mr. Zhiyuan Li, Chief Executive Officer of the Company, and Ms. Yuqing Jing, his wife and the Secretary of the Company, (ii) common shares owned by holders of common shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Companies Act, 2004, as amended (“Dissenting Shares”), and (iii) common shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company. Each Excluded Share (other than the Dissenting Shares) issued and outstanding immediately prior to the effective time of the merger, by virtue of the merger and without any action on the part of its holder, were cancelled and ceased to exist as of the effective time of the merger, and no consideration will be delivered with respect thereto.

Registered shareholders and holders of common shares entitled to the merger consideration will receive a letter of transmittal and instructions from American Stock Transfer & Trust Company, LLC (“AST”), the paying agent appointed by Parent, on how to surrender their share certificates in exchange for the merger consideration and should wait to receive the letter of transmittal before surrendering their certificates.

The Company also announced today that it requested that trading of its common stock on the NASDAQ Global Select Market (“NASDAQ”) be suspended beginning at the close of business on April 18, 2016 (Eastern time). The Company requested that NASDAQ file a Form 25 with the U.S. Securities and Exchange Commission (the “SEC”) notifying the SEC of the delisting of its common shares and the deregistration of the Company’s registered securities. The deregistration will become effective 90 days after the filing of the Form 25 or such shorter period as may be determined by the SEC. The Company intends to suspend its reporting obligations under the Securities Exchange Act of 1934, as amended, by filing a Form 15 with the SEC in 10 days. The Company’s obligation to file with the SEC certain reports and forms, including Form 20-F and Form 6-K, will be suspended immediately as of the filing date of the Form 15 and will terminate once the deregistration becomes effective.

About Jinpan International Limited

Jinpan International Limited (NASDAQ: JST) designs, manufactures, and markets electrical control and distribution equipment used in demanding industrial applications, utility projects, renewable energy installations, and infrastructure projects.  Major products include cast resin transformers, VPI transformers and reactors, switchgears, and unit substations. Jinpan serves a wide range of customers in China and reaches international markets as a qualified supplier to leading global industrial electrical equipment manufacturers.  Jinpan is one of the largest manufacturers of cast resin transformers in China by production capacity.  Jinpan's four manufacturing facilities in China are located in the cities of Haikou, Wuhan, Shanghai and Guilin. The Company was founded in 1993.  Its principal executive offices are located in Haikou, Hainan, China and its United States office is based in Carlstadt, New Jersey.  For more information, visit www.jinpaninternational.com.

Safe Harbor Provision

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations and involve known and unknown risks, and uncertainties or other factors not under the Company's control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors are listed from time-to-time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 20-F for the period ended December 31, 2014 and our subsequent reports on Form 6-K. Except as required by law, we are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.